RS INVESTMENT TRUST

One Bush Street

San Francisco, California 94104

January 27, 2014

State Street Bank and Trust Company

1200 Crown Colony Drive

Quincy, Massachusetts 02169

Attention: Michael D. Timcoe, Vice President

Re: RS Investment Trust

Ladies and Gentlemen:

This is to advise you that RS Investment Trust (the “Trust”) has established a new series, RS Emerging Markets Small Cap Fund (the “Fund”).

In accordance with the Additional Portfolios provision of Section 21.6 of the Master Custodian Agreement dated May 1, 2007, as amended December 8, 2009 (the “Agreement”), by and among each registered management investment company party thereto and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the Fund under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one copy for your records. By signing this letter, we each agree that the Fund shall become a “Portfolio” for purposes of the Agreement and shall become subject to the provisions of the Agreement to the same extent as an existing “Portfolio,” effective as of January 31, 2014.

Sincerely,

RS INVESTMENT TRUST on behalf of: RS EMERGING MARKETS SMALL CAP FUND

By:	/s/ Shelly Chu

Name: Shelly Chu
Title: Treasurer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Name: Michael F. Rogers
Title: Executive Vice President

Effective Date: January 31, 2014	RSIT Custodian Add’l Series Letter